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EXHIBIT 99(a)



                              HECHINGER COMPANY
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (unaudited)
                      (in thousands except per share data)

                                                                                     13 WEEKS ENDED
                                                                             MAY 4, 1996       APR. 29, 1995
                                                                             -----------       -------------
REVENUES
Net sales                                                                    $561,317            $553,174
Other (principally interest)                                                      516               1,000
                                                                             --------            --------
Total Revenues                                                                561,833             554,174

COSTS AND EXPENSES
Cost of sales                                                                 445,472             433,626
Selling, general and administrative expenses                                  112,596             111,359
Interest expense                                                                9,755               7,336
                                                                             --------            --------
Total Costs and Expenses                                                      567,823             552,321
                                                                             --------            --------
(LOSS) EARNINGS BEFORE INCOME TAXES                                            (5,990)              1,853

INCOME TAX EXPENSE                                                               -                    686
                                                                             --------            --------
NET (LOSS) EARNINGS                                                           ($5,990)             $1,167
                                                                             ========            ========


PRIMARY AND FULLY DILUTED (LOSS)
EARNINGS PER COMMON SHARE                                                      ($0.14)              $0.03
                                                                             ========             =======



AVERAGE NUMBER OF COMMON AND COMMON
EQUIVALENT SHARES OUTSTANDING:
Primary                                                                        42,176              42,310
Fully diluted                                                                  42,176              42,310

DIVIDENDS PER SHARE:
Class A common stock                                                         $   -               $   0.04
Class B common stock                                                         $   -               $   0.02


See notes to consolidated financial statements.

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